Exhibit 10.3
SECURITY AGREEMENT
This SECURITY AGREEMENT, dated as of November 5, 2008 (the “Agreement”) is by and between IRVINE SENSORS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Company”), and S. MICHAEL RUDOLPH, as collateral agent for the Bridge Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”).
Pursuant to the terms of a Private Placement Memorandum dated as of September 29, 2008 (as modified and supplemented and in effect from time to time, the “PPM”), the Company has issued to each of the Lenders (each, a “Bridge Lender” and collectively, the “Bridge Lenders”), severally and not jointly, certain Notes in the aggregate principal amount of up to $1,000,000 (the “Bridge Notes”), as more fully described in the PPM. It is a material benefit to the Company that the Bridge Lenders purchase the Notes from the Company.
To induce each of the Bridge Lenders to purchase the Bridge Notes and to secure the Company’s obligations under the Bridge Notes, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company has agreed to pledge and grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined). Accordingly, the parties hereto agree as follows:
Section 1. Definitions. Each capitalized term used herein and not otherwise defined shall have the meaning assigned to such term in the Purchase Agreement. In addition, as used herein:
“Accounts” shall have the meaning ascribed thereto in Section 3(d) hereof.
“Business” shall mean the businesses from time to time, now or hereafter, conducted by the Company and the Issuers.
“Collateral” shall have the meaning ascribed thereto in Section 3 hereof.
“Collateral Agent Agreement” shall mean the Collateral Agent Agreement of even date herewith among the Bridge Lenders, the Junior Lenders and the Collateral Agent, as amended from time to time hereafter.
“Copyright Collateral” shall mean all Copyrights, whether now owned or hereafter acquired by the Company, that are associated with the Business.
“Copyrights” shall mean all copyrights, copyright registrations and applications for copyright registrations, including, without limitation, all renewals and extensions thereof, the right to recover for all past, present and future infringements thereof, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.
“Documents” shall have the meaning ascribed thereto in Section 3(j) hereof.
“Equipment” shall have the meaning ascribed thereto in Section 3(h) hereof.
“Event of Default” shall have the meaning ascribed thereto in Section 5 of the Notes.
“Excluded Collateral” shall mean the “Optex Collateral” as such term is defined in the Collateral Agent Agreement. “Excluded Collateral” also includes any (i) licenses or user or other agreements, or consents, permits, variances, or any contracts which by their terms cannot be assigned, (ii) software or computer programs not owned by the Company or any of its Subsidiaries and (iii) information the assignment of which would violate privacy laws.
“Government Contracts Collateral” shall mean all non-classified government contracts with a value in excess of $1,000,000 entered into and to be entered into by the Company.

“Instruments” shall have the meaning ascribed thereto in Section 3(e) hereof.
“Intellectual Property” shall mean, collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets used or useful in the Business; (b) all licenses or user or other agreements granted to the Company with respect to any of the foregoing, in each case whether now or hereafter owned or used including, without limitation, the licenses or other agreements with respect to the Copyright Collateral, the Patent Collateral or the Trademark Collateral; (c) all customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, manuals, materials standards, processing standards, catalogs, computer and automatic machinery software and programs, and the like pertaining to the operation by the Company of the Business; (d) all sales data and other information relating to sales now or hereafter collected and/or maintained by the Company that pertain to the Business; (e) all accounting information which pertains to the Business and all media in which or on which any of the information or knowledge or data or records which pertain to the Business may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by the Company pertaining to the operation by the Company and its Subsidiaries of the Business; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by the Company in respect of any of the items listed above.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated the date hereof by and among the Bridge Lenders, the Junior Lenders and the Collateral Agent.
“Inventory” shall have the meaning ascribed thereto in Section 3(f) hereof.
“Issuers” shall mean, collectively, the respective entities identified on Annex 1 hereto, and all other entities formed by the Company or entities in which the Company owns or acquires greater than a majority of the capital stock or similar interest excluding Optex Systems.
“Junior Lenders” shall mean, collectively, Longview Fund, L.P. and Alpha Capital Anstalt.
“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).
“Motor Vehicles” shall mean motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.
“Optex” shall mean Optex Systems, Inc., a Texas corporation.
“Patent Collateral” shall mean all Patents, whether now owned or hereafter acquired by the Company that are associated with the Business.
“Patents” shall mean all patents and patent applications, including, without limitation, the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world.
“Permitted Indebtedness” shall mean the Indebtedness permitted in favor of the Junior Lenders.
“Permitted Liens” shall mean the Liens permitted pursuant to the Collateral Agent Agreement.

“Pledged Stock” shall have the meaning ascribed thereto in Section 3(a) hereof.
“Real Estate” shall have the meaning ascribed thereto in Section 3(l) hereof.
“Secured Obligations” shall mean, collectively, all obligations of the Company to the Bridge Lenders in respect of the Bridge Notes.
“Stock Collateral” shall mean, collectively, the Collateral described in clauses (a) through (c) of Section 3 hereof and the proceeds of and to any such property and, to the extent related to any such property or such proceeds, all books, correspondence, credit files, records, invoices and other papers.
“Trademark Collateral” shall mean all Trademarks, whether now owned or hereafter acquired by the Company, that are associated with the Business. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark which would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.
“Trademarks” shall mean all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including, without limitation, all renewals of trademark and service mark registrations, all rights corresponding thereto throughout the world, the right to recover for all past, present and future infringements thereof, all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.
Section 2. Representations and Warranties. The Company represents and warrants to the Collateral Agent and each of the Bridge Lenders that:
a. the Company is the sole beneficial owner of the Collateral and no Lien exists or will exist upon any Collateral at any time (and, with respect to the Stock Collateral, no right or option to acquire the same exists in favor of any other Person), except for Permitted Liens and the pledge and security interest in favor of each of the Bridge Lenders created or provided for herein which pledge and security interest constitutes a perfected pledge and security interest in and to all of the Collateral, assuming applicable financing statements are duly and properly filed (other than Intellectual Property of the Company registered or otherwise located outside of the United States of America);
b. the Pledged Stock directly or indirectly owned by the Company in the entities identified in Annex 1 hereto is, and all other Pledged Stock, whether issued now or in the future, will be, duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens other than Permitted Liens and none of such Pledged Stock is or will be subject to any contractual restriction, preemptive and similar rights, or any restriction under the charter or by-laws of the respective Issuers of such Pledged Stock, upon the transfer of such Pledged Stock (except for any such restriction contained herein or in a Security Agreement creating a Permitted Lien);
c. the Pledged Stock directly or indirectly owned by the Company in the entities identified in Annex 1 hereto constitutes all of the issued and outstanding shares of capital stock of any class of such Issuers beneficially owned by the Company on the date hereof (whether or not registered in the name of the Company) and said Annex 1 correctly identifies, as at the date hereof, the respective Issuers of such Pledged Stock; and
d. the Company owns and possesses the right to use, and, has done nothing to authorize or enable any other Person to use, all of its Copyrights, Patents and Trademarks (other than licenses which are not material). The Company owns or possesses the right to use all material Copyrights, Patents and Trademarks, necessary for the operation of the Business.

e. to the Company’s knowledge, (i) there is no violation by others of any right of the Company with respect to any material Copyrights, Patents or Trademarks, respectively, and (ii) the Company is not, in connection with the Business, infringing in any respect upon any Copyrights, Patents or Trademarks of any other Person; and no proceedings have been instituted or are pending against the Company or, to the Company’s knowledge, threatened, and no claim against the Company has been received by the Company, alleging any such violation; and
f. the Company does not own any material Trademarks registered in the United States of America to which the last sentence of the definition of Trademark Collateral applies.
Section 3. Collateral. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Company hereby pledges, grants, assigns, hypothecates and transfers to the Collateral Agent on behalf of the Bridge Lenders as hereinafter provided, a security interest in and Lien upon all of the Company’s right, title and interest in, to and under all personal property and other assets of the Company, whether now owned or hereafter acquired by or arising in favor of the Company, whether now existing or hereafter coming into existence, whether owned or consigned by or to the Company, or leased from or to the Company and regardless of wherever located, except for the Excluded Collateral (all being collectively referred to herein as “Collateral”) including:
a. the Company’s direct or indirect ownership interest in the respective shares of capital stock of the Issuers and all other shares of capital stock of whatever class of the Issuers, now or hereafter owned by the Company, together with in each case the certificates evidencing the same (collectively, the “Pledged Stock”);
b. all shares, securities, moneys or property representing a dividend on any of the Pledged Stock, or representing a distribution or return of capital upon or in respect of the Pledged Stock, or resulting from a split-up, revision, reclassification or other like change of the Pledged Stock or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Stock;
c. without affecting the obligations of the Company under any provision prohibiting such action hereunder or under the Purchase Agreement or the Notes, in the event of any consolidation or merger in which any Issuer is not the surviving corporation, all shares issued to the Company of each class of the capital stock of the successor corporation (unless such successor corporation is the Company itself) formed by or resulting from such consolidation or merger (the Pledged Stock, together with all other certificates, shares, securities, properties or moneys as may from time to time be pledged hereunder pursuant to clause (a) or (b) above and this clause (c) being herein collectively called the “Stock Collateral”);
d. all accounts and general intangibles (each as defined in the Uniform Commercial Code) of the Company constituting any right to the payment of money, including (but not limited to) all moneys due and to become due to the Company in respect of any loans or advances for the purchase price of Inventory or Equipment or other goods sold or leased or for services rendered, all moneys due and to become due to the Company under any guarantee (including a letter of credit) of the purchase price of Inventory or Equipment sold by the Company and all tax refunds (such accounts, general intangibles and moneys due and to become due being herein called collectively “Accounts”);
e. all instruments, chattel paper or letters of credit (each as defined in the Uniform Commercial Code) of the Company evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts, including (but not limited to) promissory notes, drafts, bills of exchange and trade acceptances (herein collectively called “Instruments”);
f. all inventory (as defined in the Uniform Commercial Code) of the Company and all goods obtained by the Company in exchange for such inventory (herein collectively called “Inventory”);

g. all Intellectual Property of the Company and all other accounts or general intangibles of the Company not constituting Intellectual Property or Accounts;
h. all equipment (as defined in the Uniform Commercial Code) of the Company (herein collectively called “Equipment”);
i. each contract and other agreement of the Company relating to the sale or other disposition of Inventory or Equipment;
j. all documents of title (as defined in the Uniform Commercial Code) or other receipts of the Company covering, evidencing or representing Inventory or Equipment (herein collectively called “Documents”);
k. all rights, claims and benefits of the Company against any Person arising out of, relating to or in connection with Inventory or Equipment purchased by the Company, including, without limitation, any such rights, claims or benefits against any Person storing or transporting such Inventory or Equipment;
l. all estates of the Company in land together with all improvements and other structures now or hereafter situated thereon, together with all rights, privileges, tenements, hereditaments, appurtenances, easements, including, but not limited to, rights and easements for access and egress and utility connections, and other rights now or hereafter appurtenant thereto (“Real Estate”);
m. all Government Contracts Collateral;
n. all other tangible or intangible property of the Company, including, without limitation, all proceeds, products and accessions of and to any of the property of the Company described in clauses (a) through (m) above in this Section 3 (including, without limitation, any proceeds of insurance thereon), and, to the extent related to any property described in said clauses or such proceeds, products and accessions, all books, correspondence, credit files, records, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Company or any computer bureau or service company from time to time acting for the Company.
Section 4. Further Assurances; Remedies. In furtherance of the grant of the pledge and security interest pursuant to Section 3 hereof, the Company hereby agrees with the Collateral Agent and each of the Bridge Lenders as follows:
4.01 Delivery and Other Perfection. Subject to the terms of the Collateral Agent Agreement and the Intercreditor Agreement, the Company shall:
a. if any of the above-described shares, securities, monies or property required to be pledged by the Company under clauses (a), (b) and (c) of Section 3 hereof are received by the Company, forthwith either (x) deliver and pledge to the Collateral Agent such shares or securities so received by the Company (together with the certificates for any such shares and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank) all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Collateral (subject to the Company’s obligations pursuant to the Security Agreements by the Company in favor of the Junior Lenders) or (y) take such other action as the Collateral Agent shall reasonably deem necessary or appropriate to duly record the Lien created hereunder in such shares, securities, monies or property referred to in said clauses (a), (b) and (c) of Section 3;
b. deliver and pledge to the Collateral Agent, at the Collateral Agent’s reasonable request, any and all Instruments, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may request (subject to the Company’s obligations pursuant to the Security Agreements by the Company in favor of the Junior Lenders); provided, that so long as no Event of Default shall have occurred and be continuing, the Company may retain for collection in the ordinary course any Instruments received by it in the ordinary course of business and any Instruments relating to Government Contracts Collateral;

c. give, execute, deliver, file and/or record, or authorize the Collateral Agent to file and/or record, any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of the Collateral Agent) to create, preserve, perfect or validate any security interest granted pursuant hereto or to enable the Collateral Agent to exercise and enforce their rights hereunder with respect to such security interest, including, without limitation, causing any or all of the Stock Collateral to be re-registered as pledged in the name of the Collateral Agent or its nominee for the benefit of the Company (subject to the Company’s obligations pursuant to the Security Agreements by the Company in favor of the Junior Lenders) (and the Collateral Agent agrees that if any Stock Collateral is registered in its name or the name of its nominee for the benefit of the Company, the Collateral Agent will thereafter promptly give to the Company copies of any notices and communications received by it with respect to the Stock Collateral), provided that notices to account debtors in respect of any Accounts or Instruments shall be subject to the provisions of Section 4.09 below;
d. upon the acquisition after the date hereof by the Company of any Equipment covered by a certificate of title or ownership cause the Collateral Agent to be listed as a lienholder on such certificate of title and within 120 days of the acquisition thereof deliver evidence of the same to the Collateral Agent;
e. keep accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement;
f. furnish to the Collateral Agent from time to time (but, unless an Event of Default shall have occurred and be continuing, no more frequently than quarterly) statements and schedules further identifying and describing the Copyright Collateral, the Patent Collateral and the Trademark Collateral, respectively, and such other reports in connection with the Copyright Collateral, the Patent Collateral and the Trademark Collateral, as the Collateral Agent may reasonably request, all in reasonable detail;
g. permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at the Company’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications by the Company with respect to the Collateral, all in such manner as the Collateral Agent may reasonably require; provided, however, that in each case, the Company shall not be required to provide access to any materials or by any representatives of the Collateral Agent if the Company determines that access to such information or by such representatives could adversely affect the attorney-client privilege between the Company and its counsel or could result in the disclosure of trade secrets, material nonpublic information or other confidential or proprietary information; and
h. upon the occurrence and during the continuance of any Event of Default, upon request of the Collateral Agent, promptly notify each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Collateral Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Collateral Agent.
4.02 Other Financing Statements and Liens. Except with respect to Permitted Indebtedness, without the prior written consent of the Collateral Agent, the Company shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of each of the Bridge Lenders.
4.03 Preservation of Rights. The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

4.04 Special Provisions Relating to Certain Collateral.
a. Stock Collateral.
(1) The Company will cause the Stock Collateral to constitute at all times 100% of the total number of shares of each class of capital stock of each Issuer then outstanding that is owned directly or indirectly by the Company.
(2) So long as no Event of Default shall have occurred and be continuing, the Company shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Stock Collateral for all purposes not inconsistent with the terms of this Agreement, any other Transaction Document or any other instrument or agreement referred to herein or therein, provided that the Company agrees that it will not vote the Stock Collateral in any manner that is inconsistent with the terms of this Agreement, and the Collateral Agent shall execute and deliver to the Company or cause to be executed and delivered to the Company all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Company may reasonably request for the purpose of enabling the Company to exercise the rights and powers which it is entitled to exercise pursuant to this Section 4.04(a)(2).
(3) Unless and until an Event of Default has occurred and is continuing, the Company shall be entitled to receive and retain any dividends on the Stock Collateral paid in cash out of earned surplus.
(4) If any Event of Default shall have occurred, then so long as such Event of Default shall continue, and whether or not the Collateral Agent exercises any available right to declare any Secured Obligations due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under this Agreement, the Bridge Notes or any other agreement relating to such Secured Obligations, all dividends and other distributions on the Stock Collateral shall be paid directly to the Collateral Agent (subject to the Company’s obligations pursuant to the Security Agreements by the Company in favor of the Junior Lenders) and retained by it as part of the Stock Collateral, subject to the terms of this Agreement, and, if the Collateral Agent shall so request in writing, the Company agrees to execute and deliver to the Collateral Agent appropriate additional dividend, distribution and other orders and documents to that end (subject to the Company’s obligations pursuant to the Security Agreements by the Company in favor of the Junior Lenders), provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Collateral Agent shall, upon request of the Company (except to the extent theretofore applied to the Secured Obligations) be returned by the Collateral Agent to the Company.
b. Intellectual Property.
(1) For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 4.05 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Company hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license without the right to grant sublicenses (exercisable without payment of royalty or other compensation to the Company) to use any of the Intellectual Property now owned or hereafter acquired by the Company, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
(2) Notwithstanding anything contained herein to the contrary, so long as no Event of Default shall have occurred and be continuing, the Company will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Company. In furtherance of the foregoing, unless an Event of Default shall have occurred and is continuing, the Collateral Agent shall from time to time, upon the request of the Company, execute and deliver any instruments, certificates or other documents, in the form so requested, which the Company shall have certified are appropriate (in its judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (1) immediately above as to any specific Intellectual Property). Further, upon the payment in full of all of the Secured Obligations or earlier expiration of this Agreement or release of the Collateral, the Collateral Agent shall grant back to the Company the license granted pursuant to clause (1) immediately above. The exercise of rights and remedies under Section 4.05 hereof by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Company in accordance with the first sentence of this clause (2).

4.05 Events of Default, etc. During the period during which an Event of Default shall have occurred and be continuing:
a. the Company shall, at the request of the Collateral Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Collateral Agent and the Company, designated in its request (subject to the Company’s obligations pursuant to the Security Agreements by the Company in favor of the Junior Lenders);
b. the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;
c. the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Company agrees to take all such action as may be appropriate to give effect to such right);
d. the Collateral Agent in its discretion may, in its name or in the name of the Company or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and
e. the Collateral Agent may upon 10 Business Days’ prior written notice to the Company of the time and place, with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent, or any of its respective agents, sell, lease, assign or otherwise dispose of all or any of such Collateral, at such place or places as the Collateral Agent deems best, and for cash or on credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of time or place thereof (except such notice as is required above or by applicable statute and cannot be waived) and the Collateral Agent or anyone else may be the Purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale), and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Company, any such demand, notice or right and equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill of the Business connected with and symbolized by the Trademark Collateral subject to such disposition shall be included, and the Company shall supply to the Collateral Agent or its designee, for inclusion in such sale, assignment or other disposition, all Intellectual Property relating to such Trademark Collateral. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.
The proceeds of each collection, sale or other disposition under this Section 4.05, including by virtue of the exercise of the license granted to the Collateral Agent in Section 4.04(b)(1) hereof, shall be applied in accordance with Section 4.09 hereof.

The Company recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit Purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Company acknowledges that any such private sales to an unrelated third party in an arm’s length transaction may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective Issuer thereof to register it for public sale.
4.06 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 4.05 hereof are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Company shall remain liable for any deficiency.
4.07 Removals, etc. Without at least 30 days’ prior written notice to the Collateral Agent, the Company shall not (i) maintain any of its books or records with respect to the Collateral at any office or maintain its chief executive office or its principal place of business at any place, or permit any Inventory or Equipment to be located anywhere other than at the address set forth on the Company’s signature page hereto or at one of the locations identified in Annex 2 hereto or in transit from one of such locations to another or (ii) change its corporate name, or the name under which it does business, from the name shown on the Company’s signature page hereto.
4.08 Private Sale. The Collateral Agent shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale to an unrelated third party in an arm’s length transaction pursuant to Section 4.05 hereof conducted in a commercially reasonable manner. The Company hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.
4.09 Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under this Section 4, shall be applied by the Collateral Agent in accordance with the Collateral Agent Agreement.
4.10 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, the Collateral Agent is hereby appointed the attorney-in-fact of the Company for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Bridge Lenders shall be entitled under Section 4 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Company representing any dividend, payment, or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.
4.11 Perfection. (i) Prior to or concurrently with the execution and delivery of this Agreement, the Company shall file or deliver to Collateral Agent for filing such financing statements and other documents, prepared by the Collateral Agent, in such offices as the Collateral Agent may reasonably request to perfect the security interests granted by Section 3 of this Agreement, and (ii) at any time requested by the Collateral Agent, the Company shall deliver to the Collateral Agent all share certificates of capital stock directly or indirectly owned by the Company in the entities identified in Annex 1 hereto, accompanied by undated stock powers duly executed in blank (subject to the Company’s obligations pursuant to the Security Agreements by the Company in favor of the Junior Lenders).

4.12 Termination. When all Secured Obligations shall have been paid in full, this Agreement shall immediately terminate without any further action on the part of either party, and the Collateral Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof in accordance with the Collateral Agent Agreement. The Collateral Agent shall also execute and deliver to the Company upon such termination such Uniform Commercial Code termination statements, certificates for terminating the Liens on the Motor Vehicles and such other documentation as shall be reasonably requested by the Company to effect the termination and release of the Liens on the Collateral.
4.13 Expenses. The Company agrees to pay to the Collateral Agent all reasonable out-of-pocket expenses (including reasonable expenses for legal services of every kind) of, or incident to, the enforcement of any of the provisions of this Section 4, or performance by the Collateral Agent of any obligations of the Company in respect of the Collateral which the Company has failed or refused to perform upon reasonable notice, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance, and all such expenses shall be Secured Obligations to the Collateral Agent secured under Section 3 hereof.
4.14 Further Assurances. The Company agrees that, from time to time upon the written request of the Collateral Agent, the Company will execute and deliver such further documents and do such other acts and things as the Collateral Agent may reasonably request in order fully to effect the purposes of this Agreement (subject to the Company’s obligations pursuant to the Security Agreements by the Company in favor of the Junior Lenders).
4.15 Indemnity. Each of the Bridge Lenders hereby jointly and severally covenants and agrees to reimburse, indemnify and hold the Collateral Agent harmless from and against any and all claims, actions, judgments, damages, losses, liabilities, costs, transfer or other taxes, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred or suffered without any bad faith or willful misconduct by the Collateral Agent, arising out of or incident to this Agreement or the administration of the Collateral Agent’s duties hereunder, or resulting from its actions or inactions as Collateral Agent.
Section 5. Miscellaneous.
5.01 No Waiver. No failure on the part of the Collateral Agent or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.
5.02 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
5.03 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a business day, (ii) one business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Agreement later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) one business day following the date of mailing, if sent by nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery. All notices, requests, consents and demands hereunder shall be in writing and facsimiled (facsimile confirmation required) or delivered to the intended recipient at its address or facsimile number specified on the signature pages hereto or such other address as may be designated by such party by ten (10) days’ prior notice to the other party in accordance with this Section 5.03.

5.04 Waivers, etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Company and the Collateral Agent. Any such amendment or waiver shall be binding upon each of the Bridge Lenders and the Company.
5.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and each of the Bridge Lenders (provided, however, that the Company shall not assign or transfer its rights hereunder without the prior written consent of the Collateral Agent).
5.06 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
5.07 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Bridge Lenders in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed as of the day and year first above written.

COMPANY:	IRVINE SENSORS CORPORATION

	By:	/s/ JOHN J. STUART, JR. Name: John J. Stuart, Jr.
Title: Sr. VP & CFO

Address for Notices:

Irvine Sensors Corporation 3001 Redhill Avenue, Building #4 Costa Mesa, CA 92626

Facsimile: (714) 444-8773 Attention: John Stuart

COLLATERAL AGENT:	S. MICHAEL RUDOLPH

	By:	/s/ S. MICHAEL RUDOLPH

Name: S. Michael Rudolph
Title: CFO
Address for Notices:
S. Michael Rudolph
Viking Asset Management, LLC
The Transamerica Pyramid
600 Montgomery Street, 4th Floor
San Francisco, CA 94111
Facsimile: (415) 981-5301
Signature Page to Security Agreement

ANNEX 1
ENTITIES IN WHICH THE COMPANY IS PLEDGING ITS CAPITAL STOCK

	Approximate
	Percentage	State of
Entity	Ownership	Incorporation

Optex Systems, Inc.	100%	Texas
3001 Red Hill Ave., Building 4 Costa Mesa, California 92626

Novalog, Inc.	96%	California
3001 Red Hill Ave., Building 4 Costa Mesa, California 92626

MicroSensors, Inc.	98%	Delaware
3001 Red Hill Ave., Building 4 Costa Mesa, California 92626

RedHawk Vision, Inc.	81%	Delaware
3001 Red Hill Ave., Building 4 Costa Mesa, California 92626

iNetWorks Corporation	95%	Nevada
3001 Red Hill Ave., Building 4 Costa Mesa, California 92626

ANNEX 2
LIST OF LOCATIONS
1.	3001 Red Hill Ave., Building 4 Costa Mesa, California 92626